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                                   EXHIBIT 3.3

            CERTIFICATE OF CORRECTION TO ARTICLES OF INCORPORATION OF

        INNOVATIVE TRACKING SOLUTIONS CORPORATION, A DELAWARE CORPORATION

                               DATED JUNE 16, 1999

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STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 06/16/99

             CERTIFICATE OF CORRECTION TO ARTICLES OF INCORPORATION
                            CERTIFICATE OF CORRECTION
                                       OF
                            CERTIFICATE OF AMENDMENT
                                       OF
                    INNOVATIVE TRACKING SOLUTIONS CORPORATION


Pursuant to Section 103 (f) of the General Corporation Law of the State of Delaware INNOVATIVE TRACKING SOLUTIONS CORPORATION, does hereby certify that the Certificate of Amendment filed on May 21, 1997 contained an inaccurate record.

The inaccuracy of defect of said amendment is that all reference to a close corporation should have been deleted. Article Sixth which contained specific wording about the Corporation's issued stock being held of record by not more than 30 persons should have also been deleted.

The Resolved paragraph and the amended Articles is corrected to read as follows:

RESOLVED:     That the Certificate of Incorporation of this corporation be amended by deleting the Heading and Article(s) Eighth and Ninth and amending Articles Fourth, Sixth, and Seventh so that the document shall read as follows:

FOURTH:       The amount of the total authorized capital stock of this
corporation is Ten Million shares (10,000,000) with a par value of $.001.

SIXTH:        The Directors shall have power to make and to alter or amend the
By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of the Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this corporation, except as conferred by the law or the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of the State of Delaware.

It is the intention that the objects, purposes and powers specified in the Third paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any purpose and powers specified in the Third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

SEVENTH:      Directors of the corporation shall not be liable to either the corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful payments of dividends or unlawful stock purchases or redemption by the corporation; or (4) a transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, said Certificate of Correction is being executed by its authorized officer this sixteenth day of June, 1999.

                                                            /s/ DIANNA CLEVELAND


                                                                Dianna Cleveland
                                                              Authorized Officer